Exhibit 10.1

EXECUTION VERSION

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

BY AND AMONG

ITERUM THERAPEUTICS LIMITED,

ITERUM THERAPEUTICS INTERNATIONAL LIMITED

AND

PFIZER INC.

Dated as of November 18, 2015

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i

6. Records; Audit Rights	23
6.1 Relevant Records	23
6.2 Audit Request	23
6.3 Audit Fees and Expenses	23
6.4 Payment of Deficiency	23

7. Intellectual Property Rights	24
7.1 Pre-existing IP	24
7.2 Developed IP	24
7.3 Inactive Patents	24
7.4 Patent Prosecution	24
7.5 Trademark Creation and Production	26

8. Infringement; Misappropriation	27
8.1 Notification	27
8.2 Infringement Action	27

9. Confidentiality	28
9.1 Definition	28
9.2 Obligations	28
9.3 Exceptions	29
9.4 Right to Injunctive Relief	29
9.5 Ongoing Obligation for Confidentiality	29

10. Representations, Warranties and Covenants	29
10.1 Representations and Warranties by Each Party	29
10.2 Representations and Warranties by Pfizer	30
10.3 Representations, Warranties and Covenants by Iterum	30
10.4 No Action Required Which Would Violate Law	31
10.5 No Other Warranties	31

11. Indemnification	31
11.1 Indemnification by Iterum	31
11.2 Indemnification by Pfizer	31
11.3 Indemnification Procedure	32

12. Limitation of Liability	32
12.1 Consequential Damages Waiver	32
12.2 Liability Cap	32

13. Term; Termination	32
13.1 Term	32
13.2 Termination for Cause	32
13.3 Termination for a Bankruptcy Event	33
13.4 Termination for Convenience	34

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.5 Effects of Termination	34
13.6 Survival	37

14. Publicity; Publications	37
14.1 Use of Names	37
14.2 Press Releases	37
14.3 Publications	37

15. Iterum Insurance	38
15.1 Insurance Requirements	38
15.2 Policy Notification	38

16. Dispute Resolution	39
16.1 Disputes	39
16.2 Arbitration	39

17. General Provisions	39
17.1 Assignment	39
17.2 Severability	39
17.3 Governing Law	39
17.4 Force Majeure	40
17.5 Waivers and Amendments	40
17.6 Relationship of the Parties	40
17.7 Successors and Assigns	40
17.8 Notices	40
17.9 Further Assurances	41
17.10 No Third Party Beneficiary Rights	41
17.11 Entire Agreement; Confidentiality Agreement	41
17.12 Counterparts	42
17.13 Cumulative Remedies	42
17.14 Waiver of Rule of Construction	42

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedules

Schedule 1.20	Scheduled Compounds

Schedule 1.53	Licensed Know-How

Schedule 1.54	Licensed Patent Rights

Schedule 3.1	Transfer Activities Plan

Schedule 4.7	Development Plan

Schedule 5.4.1	Form of Promissory Note

Schedule 10.3.2	Procedure for Processing Compounds

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 18th day of November, 2015 (the “Effective Date”), by and among Iterum Therapeutics International Limited, a company organized and existing under the laws of Ireland with offices at 25-28 North Wall Quay, Dublin 1, Ireland (“Licensee”), Iterum Therapeutics Limited, a company organized and existing under the laws of Ireland with offices at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent” and together with Licensee, which is a wholly-owned subsidiary of Parent, “Iterum”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“Pfizer”). Iterum and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Pfizer wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein; and

WHEREAS, as an inducement to Pfizer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent has executed and delivered to Pfizer a guarantee.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

DEFINITIONS.

1.1	“Active Cases” is defined in Section 10.2.4.

1.2	“Adjusted Payment” means, with respect to the payment by any acquiring Person pursuant to any Change of Control of Iterum of an amount due pursuant to such Change of Control transaction, including without limitation, amounts received upon the closing of such transaction, any amounts released from any escrow account pursuant to and after the closing of such Change of Control transaction, and any contingent payment (including without limitation, any earn out payment, and the like) if, and to the extent, and when, actually paid (each, a “Payment”): (a) the aggregate portion of such Payment that [ * ] and (b) the aggregate portion of such Payment that [ * ].

1.3	“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.4	“Agreement” is defined in the preamble to this Agreement.

1.5	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any governmental authority.

1.6	“Bankruptcy Code” is defined in Section 13.3.1.

1.7	“Bankruptcy Event” is defined in Section 13.3.1.

1.8	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

1.9	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10	“Calendar Year” means each calendar year.

1.11	“Cap” is defined in Section 12.2.

1.12	“CDA” is defined in Section 17.11.1.

1.13	“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party, and other than by virtue of obtaining irrevocable proxies) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests, excluding bona fide preferred equity financings; (b) any merger, reorganization, consolidation, share exchange or business combination involving such Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution, transfer or other disposition of all or substantially all of the assets of such Party to which this Agreement relates, other than the sale or other disposition of such assets to an Affiliate of such Party; or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party; provided that, with respect to Iterum, a Change of Control of Parent or a Change of Control of Licensee shall be deemed to be a Change of Control of Iterum.

1.14	“Claims” is defined in Section 11.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.15	“Clinical Trial” means a human clinical study conducted on human subjects that is designed to (a) investigate whether or establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product. Without limiting the foregoing, Clinical Trial includes a Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial.

1.16	“CMO” means a contract manufacturing organization.

1.17	“Combination Product” means a Product that consists of a Compound and at least one other therapeutically active ingredient that is not a Compound.

1.18	“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.19	“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a company of similar size and resources to Parent in the research-based pharmaceutical industry, to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, profitability (including pricing and reimbursement) and other relevant scientific, technical, regulatory and commercial factors.

1.20	“Compound” means (a) any compound specifically recited in a Licensed Patent Right, (b) any compound (whether parent molecule or Prodrug) set forth in Schedule 1.20, (c) any compound for which the use, sale, manufacture, offer for sale, or importation is covered, generically or specifically, by any Licensed Patent Right, or [ * ], or (d) any salt, solvate, hydrate, stereoisomer, Prodrug, metabolite, isomer, enantiomer, tautomer or polymorph of any of the foregoing compounds described in clauses (a), (b) or (c).

1.21	“Confidential Information” is defined in Section 9.1.

1.22	“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party as set forth in this Agreement without breaching the terms of any agreement with a Third Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.23	“CRO” means a contract research organization.

1.24	“Cumulative Preferred Consideration” means an amount equal to (a) the sum of all the Preferred Consideration minus (b) the Transaction Completion Payment.

1.25	“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval.

1.26	“Developed IP” means any Intellectual Property Rights that are both: (a) related to a Compound or Product and (b) generated, conceived, discovered or otherwise created by Iterum, its Affiliates or sublicensees alone or together with one or more Third Parties following the Effective Date.

1.27	“Development Milestone” is defined in Section 5.3.

1.28	“Development Milestone Payment” is defined in Section 5.3.

1.29	“Development Plan” is defined in Section 4.7.

1.30	“Disputes” is defined in Section 16.1.

1.31	“Effective Date” is defined in the preamble to this Agreement.

1.32	“Election Notice” is defined in Section 7.4.3.

1.33	“EU” means the European Union as then constituted.

1.34	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.35	“Fees” is defined in Section 12.2.

1.36	“Field” means the treatment, diagnosis or prevention of any infectious disease or infection in humans.

1.37	“First Commercial Sale” means, with respect to a Product and country in the Territory, the first sale of such Product to a Third Party by Iterum or Iterum’s Affiliate or sublicensee in such country following receipt of Regulatory Approval for such Product in such country.

1.38	“Force Majeure Event” is defined in Section 17.4.

1.39	“FTE” is defined in Section 3.2.

1.40	“GAAP” means United States generally accepted accounting principles, consistently applied.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.41	“Generic Product” means a pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or sublicensee of Iterum under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same Compound as a Product, in the same formulation and dosage strength and (c) for the purposes of the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Iterum or its Affiliate or sublicensee by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Iterum or its Affiliate or sublicensee by the applicable Regulatory Authority.

1.42	“Inactive Case” is defined in Section 7.3.

1.43	“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the clinical investigation of the Product and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.44	“Indemnitee” is defined in Section 11.3.

1.45	“Indemnitor” is defined in Section 11.3.

1.46	“Indication of Interest” is defined in Section 5.9.1.

1.47	“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.48	“Investor Rights Agreement” means that certain Investor Rights Agreement to be executed and delivered by Pfizer and certain other investors simultaneously with this Agreement.

1.49	“IPO” is defined in Section 5.9.1.

1.50	“Iterum Indemnitees” is defined in Section 11.2.

1.51	“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.

1.52	“Knowledge” means [ * ].

1.53	“Licensed Know-How” means all Know-How that is listed in Schedule 1.53 and any other Know-How received by Iterum pursuant to the Transfer Activities Plan.

1.54	“Licensed Patent Rights” means all Patent Rights listed in Schedule 1.54; and all Patent Rights resulting from any interference, inter partes review, reexamination, reissue or revival of any of the foregoing Patent Rights; and extensions or restorations of any of the foregoing, by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates and the equivalent thereof. For clarity, each Inactive Case that is included in Schedule 1.54 shall be included in the Licensed Patent Rights to the extent they are in force as of the Effective Date or can be and are revived and maintained by Iterum in accordance with this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.55	“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.56	“Major Market Country” means any of France, Germany, Italy, Japan, Spain or the United Kingdom.

1.57	“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.58	“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.59	“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.60	“Net Sales” means, with respect to a Product distributed or sold in the Territory to Third Parties by Iterum, its Affiliates and sublicensees, gross receipts from sales of such Products in the Territory, less in each case (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements or similar payments granted or given to wholesalers, distributors, buying groups or other institutions, (b) adjustments arising from consumer discount programs or other similar programs, (c) customs or excise duties, valued-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government-subsidized program or managed care organization, (d) freight and insurance (to the extent that such costs are included in the amount invoiced to customers and included in gross sales), and (e) reasonable distributors’ and inventory management fees, including fees for services provided by wholesalers and warehousing chains, in connection with the sale and distribution of Products. Net Sales shall be determined from the selling party’s books and records maintained in accordance with GAAP consistently applied.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Sales between Iterum and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is the Person that uses the Product.

Net Sales for Products sold as part of a Combination Product in a country shall be calculated as follows:

(i) Net Sales will be calculated by multiplying the Net Sales (as described above) of the Combination Product during the applicable royalty reporting period by the fraction A/(A+B), where A is the average sale price of the Product when sold separately in finished form, and B is the average sale price of the other therapeutically active ingredient(s) included in the Combination Product when sold separately in finished form, in each case in the applicable country of sale during the applicable royalty reporting period.

(ii) In the event that such average sale price cannot be determined for one or both of the Product and all other therapeutically active ingredient(s) included in the Combination Product, Net Sales shall be calculated by multiplying the Net Sales (as described above) of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other therapeutically active ingredient(s) included in the Combination Product. The Parties shall seek to determine such fair market values by mutual agreement and, in the absence of such mutual agreement, the Parties shall engage an independent valuation firm (and equally bear the costs of engaging such firm) to determine such fair market values.

1.61	“Ordinary Shares” is defined in Section 5.9.1.

1.62	“Partner” means any of Iterum’s sublicensees and assignees and its other partners or transferees of rights to Compounds, Products or Licensed Technology.

1.63	“Party” and “Parties” are defined in the preamble to this Agreement.

1.64	“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.65	“Payment” is defined in Section 1.1.

1.66	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.67	“Pfizer Indemnitees” is defined in Section 11.1.

1.68	“Pfizer IPO Shares” is defined in Section 5.9.1.

1.69	“Pfizer Representative” is defined in Section 4.7.

1.70	“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.71	“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.

1.72	“Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

1.73	“Preferred Consideration” means, with respect to a given Adjusted Payment, that portion of the Adjusted Payment actually received by the Preferred Investors, collectively as a group and in their capacity as holders of Preferred Shares.

1.74	“Preferred Investment” means the aggregate amount received by Parent in the preferred equity financings of Parent, whereby Parent sells and issues Preferred Shares.

1.75	“Preferred Investor” means an acquiror of Preferred Shares, including under the Series A Preferred Share Purchase Agreement and any other Preferred Investment.

1.76	“Preferred Share” means each share o f preferred shares or equivalent shares of Parent.

1.77	“Private Placement” is defined in Section 5.9.2.

1.78	“Prodrug” means a compound which is designed to be converted, subsequent to administration to a patient, by metabolic processes to a different compound having anti-infective pharmacological activity.

1.79	“Product” means any pharmaceutical product in all dosage forms and formulations that includes or incorporates a Compound, alone or in combination with one or more other active agents. For avoidance of doubt, multiple formulations (or combinations) that contain the same Compound will be deemed one Product for purposes of any royalty calculation.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.80	“Promissory Note” is defined in Section 5.4.1.

1.81	“Public Offering Price” is defined in Section 5.9.1.

1.82	“Recipients” is defined in Section 9.2.

1.83	“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals, registrations, licenses and authorizations that are required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction, including, in any jurisdiction other than the United States, if required, pricing and reimbursement approval.

1.84	“Regulatory Approval Milestone” is defined in Section 5.4.1.

1.85	“Regulatory Approval Payment” is defined in Section 5.4.1.

1.86	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for the Product in the Territory.

1.87	“Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.88	“Relevant Records” is defined in Section 6.1.

1.89	“Residuals” is defined in Section 2.4.

1.90	“Return to Preferred Investors” means the quotient obtained by dividing (i) the Cumulative Preferred Consideration by (ii) the Preferred Investment.

1.91	“Review Period” is defined in Section 14.3.

1.92	“Royalties” is defined in Section 5.6.

1.93	“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the later of: (a) fifteen (15) years following the date of First Commercial Sale of the Product in such country, (b) the expiration of all regulatory or data exclusivity for such Product in such country or (c) the date upon which the manufacture, use or sale of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right covering such Product in such country.

1.94	“Sales Milestone” is defined in Section 5.5.

1.95	“Sales Milestone Payment” is defined in Section 5.5.

1.96	“Scheduled Compounds” means the following Compounds: [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.97	“Series A Investment” means the financing of Parent, whereby Parent obtains up to forty million U.S. Dollars (US$40,000,000) from the sale and issuance of Parent’s Series A Preferred Shares in one or more closings pursuant to the Series A Preferred Share Purchase Agreement.

1.98	“Series A Preferred Share Purchase Agreement” means that certain Series A Preferred Share Purchase Agreement to be executed and delivered by Pfizer and certain other investors simultaneously with this Agreement.

1.99	“Shares” is defined in Section 5.1.

1.100	“Sublicense” is defined in Section 2.2.

1.101	“Sublicensing Income” means any and all consideration in any form paid to Iterum by a Partner who is a sublicensee for the grant of a Sublicense under the Licensed Technology, including but not limited to upfront fees, success fees, license issue fees, license maintenance fees, fees for transfer of intellectual property or other Product supporting documentation [ * ]; provided that Sublicensing Income shall expressly not include (a) royalties; (b) payments received by Iterum (as properly documented by Iterum and subject to audit) in connection with research, development or supply activities under joint ventures, partnerships or collaboration agreements where Iterum or an Affiliate is obligated to perform research, development or supply activities for any Product; (c) other payments made by a Partner as consideration for Iterum’s or an Affiliate’s performance of services or provision of goods; (d) reimbursement of actual patent prosecution, maintenance, enforcement or defense expenses; (e) loans to Iterum unless and until such loaned amount becomes forgiven; (f) payments based on a profit share interest paid in consideration for Iterum’s or its Affiliate’s payment of development or commercialization expenses; and (g) amounts paid for purchase of securities of Iterum to the extent that such payment does not exceed the fair market value of such securities, but milestone payments based on net sales thresholds shall be included as Sublicensing Income. For avoidance of doubt, Sublicensing Income shall not include payments or fees from a Partner, where such Partner is a CRO or CMO, received by Iterum in exchange for an outsourcing of the Manufacture of Products or research or development activities relating to the Development of Product on behalf of Iterum.

1.102	“Sulopenem Compound” means [ * ].

1.103	“Sulopenem Prodrug Compound” means [ * ].

1.104	“Tax Action” is defined in Section 5.14.2.

1.105	“Term” is defined in Section 13.1.

1.106	“Territory” means all countries of the world.

1.107	“Third Party” means any Person other than a Party or an Affiliate of a Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.108	“Third Party Infringement” is defined in Section 8.1.

1.109	“Third Party License” is defined in Section 5.7.2.

1.110	“Transaction Completion Payment” is defined in Section 5.8.1.

1.111	“Transfer Activities Plan” is defined in Section 3.1.

1.112	“Upfront Payment” is defined in Section 5.2.

1.113	“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that: (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, has been prosecuted in good faith, has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and has been pending for less than [ * ] from the first filing date of the claim in any post-grant proceeding.

1.114

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” shall be

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

interpreted in the inclusive sense commonly associated with the term “and/or” and (l) any reference herein to Iterum shall mean to either or both of Parent and Licensee unless otherwise specified; provided that any satisfaction of an obligation of Iterum by Parent or by Licensee shall be deemed satisfaction by both Parent and Licensee.

LICENSE GRANT.

2.1	Licensed Technology. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to Licensee an exclusive (even as to Pfizer, except as set forth in Section 2.3), sublicensable (subject to Section 2.2), royalty-bearing right and license under the Licensed Technology to make, have made, use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compounds and Products in the Field within the Territory.

2.2	Sublicense Rights. Licensee may (i) sublicense the rights granted to it by Pfizer under this Agreement to an Affiliate of Licensee and (ii) subject to Section 5.8.1(b), sublicense its Development or Commercial rights granted to it by Pfizer under this Agreement to a Partner, via a written agreement that is consistent with the terms and conditions of this Agreement (such agreement with a Third Party, a “Sublicense”). Any and all Sublicenses shall be subject to the following requirements:

2.2.1	All Sublicenses shall: (a) [ * ], (b) preclude the granting of further Sublicenses in contravention with the terms and conditions of this Agreement (but permit further sublicensing consistent with this Agreement), (c) [ * ], and (d) [ * ]. In no event shall any Sublicense relieve Iterum of any of its obligations under this Agreement.

2.2.2	Licensee shall furnish to Pfizer a true and complete copy of each Sublicense agreement and each amendment thereto and transfer or assignment thereof, within thirty (30) days after the Sublicense, amendment or assignment has been executed; provided that Licensee may redact any terms not necessary to confirm compliance with the terms of this Agreement.

2.3	Retained Rights. Subject to Pfizer’s obligations under Section 2.7, Licensee acknowledges and agrees that (a) Pfizer retains the right under the Licensed Technology to make, have made, use and import any Compounds or Products for all internal research and development purposes, excluding Clinical Trials to Develop a Compound in or outside the Field and (b) Pfizer is free to use the Licensed Technology for purposes other than those exclusively licensed to Licensee under this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to prevent or restrict in any way the ability of Pfizer or its Affiliates to conduct any activities in the Territory, which activities would be allowed under any safe harbor (except for conducting Clinical Trials to Develop a Compound in or outside the Field), research exemption, government or executive declaration of urgent public health need, or similar right available in law or in equity if conducted by a Third Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4	Residuals. Pfizer may use for any purpose (other than uses not permitted under Section 2.3(a)) the Residuals resulting from access to or work with any Compounds, Products and Licensed Know-How. [ * ].

2.5	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee or Pfizer by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Pfizer or Licensee or their respective Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

2.6	Amendment of Licensed Patent Rights. To the extent Licensee discovers a patent or patent application after the Effective Date that (a) existed and was Controlled by Pfizer as of the Effective Date, and (b) claims or covers a Compound as a composition of matter, but was not included in Schedule 1.54 to this Agreement, then, [ * ], the Parties will amend this Agreement to add such patent or patent application to Schedule 1.54. As of the date of such amendment to Schedule 1.54, Licensee will be responsible for prosecuting and maintaining, including paying all out-of-pocket costs and expenses for, such patent or patent application added to Schedule 1.54 according to the terms set forth in Section 7 of this Agreement]. For the avoidance of doubt, the mechanism set forth in this Section 2.6 does not modify or expand the scope of the licenses granted hereunder.

2.7	Pfizer Covenant. Pfizer shall not, and shall not permit any of its Affiliates to, or grant any Third Party any rights to (a) [ * ], (b) [ * ], or (c) [ * ].

2.8	Amendment of Scheduled Compounds. If Licensee determines during the [ * ] period after the date hereof that a Scheduled Compound is unsuitable for further Development, whether as a result of its failure in any pre-clinical, toxicology or Clinical Trial or otherwise as reasonably determined by Licensee, Licensee shall have the right to request to designate another Compound as a replacement for such Scheduled Compound. In such event, [ * ].

TRANSFER ACTIVITIES.

3.1	Transfer Activities Plan. Schedule 3.1 sets forth the documentation and materials that Pfizer will transfer to Licensee and related activities to be performed by the Parties following the Effective Date (the “Transfer Activities Plan”). Such transfer shall include (i) the provision of an initial supply of Compounds, as available, from Pfizer’s existing inventory [ * ] and (ii) transfer of Licensed Know-How to Licensee. Subject to Section 3.1 and Section 3.2 of the Transfer Activities Plan, Pfizer shall commence such transfer within [ * ] after the Effective Date and shall use its commercially reasonable efforts to complete all transfer activities within [ * ] after the Effective Date.

3.2

Transfer Activities Support. During the [ * ] period following the Effective Date, Pfizer will provide Licensee with up to [ * ] of full-time employee (“FTE”) support reasonably necessary to effect the timely and orderly transfer of Compounds existing at Pfizer as of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the Effective Date and Licensed Know-How (including CMC information) to Licensee in accordance with the Transfer Activities Plan. During such [ * ], the first [ * ] shall be provided at no cost; thereafter, Iterum will pay Pfizer an hourly rate of [ * ] per hour for each FTE. Such payments shall be governed by the terms of Section 5.10 through Section 5.14.

DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

4.1	General. Except for Pfizer’s activities under Section 3, as between the Parties, Iterum shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products in the Field.

4.2	Diligence.

4.2.1	Development. Iterum shall, itself or through its Affiliates or Partners, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for [ * ] and, if deemed appropriate by Iterum in its exercise of Commercially Reasonable Efforts, [ * ].

4.2.2	Commercialization. Iterum shall, itself or through its Affiliates or Partners, use Commercially Reasonable Efforts to Commercialize a given Product [ * ].

4.3	Regulatory Filings. In connection with its efforts to Develop the Product, Iterum shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product in the Field. As between the Parties, Iterum will undertake such activities at its sole expense.

4.4	Progress Reporting. At least [ * ] prior to the anniversary of the Effective Date in each Calendar Year, until Regulatory Approvals have been obtained for each Product being Developed by Iterum pursuant to its obligations under Section 4.2.1 in [ * ], Iterum shall provide to Pfizer a report consisting of (a) an update on the progress of Iterum’s Development and Commercialization activities, including (i) key achievements or milestones to date in the reporting period, (ii) studies that were conducted or are in process and (iii) [ * ], and (b) [ * ].

4.5	CROs and CMOs. Iterum may contract with Third Party CROs or CMOs to handle certain clinical Development or Manufacture activities, in Iterum’s reasonable discretion, that are consistent with the then-current Development Plan. As between the Parties, all costs of CROs or CMOs will be borne solely by Iterum. For clarity, Iterum shall not be required to obtain Pfizer’s consent of a sublicense to a CRO or CMO if the applicable contract is (a) in the case of a CRO, limited to a license for such CRO to perform research with regard to a Product on behalf of Iterum or (b) in the case of a CMO, limited to a license for such CMO to Manufacture Product on behalf of Iterum.

4.6	Manufacturing. Except for inventory transferred by Pfizer under Section 3, Iterum shall be solely responsible for Manufacture of Compounds and Products for Development and Commercialization of Products, directly or through the use of a CMO.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.7	Development Plan. All Development and Commercialization activities to be conducted in connection with any Compound or Product will be performed by Iterum consistent with the terms and conditions set forth in this Section 4 and the development plan as set forth in Schedule 4.7, as amended by Iterum pursuant to this Section 4.7 (the “Development Plan”). The Development Plan shall include all Development and Commercialization activities in detail (including the timelines on which such activities are anticipated to occur) and that are reasonably anticipated to be undertaken by Iterum to advance a Compound or Product. Iterum will provide Pfizer with an updated and detailed Development Plan once per Calendar Quarter thereafter until the [ * ] anniversary of the Effective Date. Thereafter, to the extent Iterum substantively changes the Development Plan, Iterum will provide Pfizer with such changed Development Plan within [ * ] of the occurrence of such substantive change. For clarity, each Development Plan shall include (and a material change to any of the following would constitute a substantive change): (i) [ * ], (ii) Development or Commercialization activities timelines, and (iii) the addition or deletion of an indication in the Field that is being pursued under the Development Plan. The foregoing obligations shall expire [ * ].

4.8	Investor Rights. During the period commencing on the date of issuance of the Shares and ending on the earlier of (i) a Change of Control of Iterum and (ii) the IPO, Parent shall allow one representative designated by Pfizer (the “Pfizer Representative”) to attend meetings of the Parent’s board of directors and provide the Pfizer Representative with copies of certain materials in accordance with Section 3.7 of the Investor Rights Agreement. [ * ]. Nothing in this Section 4.8 shall be construed to limit any of Pfizer’s rights under Section 3.7 of the Investor Rights Agreement.

PAYMENT TERMS.

5.1	Equity. In consideration of the licenses and rights granted to Licensee hereunder, Parent will issue and grant to Pfizer, such number of shares of the Parent’s Series A Preferred Shares (the “Shares”) equivalent on an aggregate basis (including Shares issued to Pfizer in previous closings) to [ * )] of all shares of Parent’s capital shares on a fully-diluted basis immediately following the second closing of Parent’s Series A Investment, if and as such second closing shall occur, and in any event pursuant to that certain Series A Preferred Share Purchase Agreement, to be executed and delivered by Pfizer and certain other investors simultaneously with this Agreement. Pfizer, as the owner of Shares, shall have rights and obligations on parity with, and with the same terms and conditions as, other investors purchasing shares of Series A Preferred Shares.

5.2	Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Iterum shall pay to Pfizer a one-time, upfront, non-refundable and non-creditable payment of [ * ] U.S. Dollars (US$ * ) within [ * ] of the Effective Date (“Upfront Payment”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.3	Development Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Iterum shall pay to Pfizer the amounts set forth below within [ * ] following the first occurrence of each event described below (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”).

DEVELOPMENT MILESTONE	Payment for first Product that includes a Sulopenem Compound	Payment for first Product that includes a Sulopenem Prodrug Compound
(1)[ * ]	US$[*]	US$[*]
(2)[ * ]	US$[*]	US$[*]
(3)[ * ]	US$[*]	US$[*]

For the avoidance of doubt: (a) each Development Milestone Payment shall be payable only once upon achievement of the applicable Development Milestone by [ * ], regardless of the number of Products that achieve such Development Milestone, such that the total amount payable under this Section 5.3 will not exceed [ * ], and (b) satisfaction of a Development Milestone by a sublicensee or assignee of, or Third Party retained by, Iterum or its Affiliates shall be deemed to have been satisfied by Iterum for purposes of this Section 5.3.

5.4	Deferral of Regulatory Approval Milestone Payments.

5.4.1	General. Iterum, in its sole discretion, may defer the Development Milestone Payments for Development Milestone (2) and Development Milestone (3) under Section 5.3 (each event a “Regulatory Approval Milestone” and each payment a “Regulatory Approval Payment”) for up to [ * ] from the occurrence of the Regulatory Approval Milestone. Within [ * ] following the occurrence of a Regulatory Approval Milestone, Iterum shall have the right to provide Pfizer with written notice of (i) Iterum’s election to defer such Regulatory Approval Payment, (ii) the estimated date on which Iterum expects to make such Development Milestone Payment within such [ * ] period and (iii) the execution and delivery to Pfizer, within such [ * ] period, of a promissory note in favor of Pfizer in the form attached hereto as Schedule 5.4.1 in the principal amount of the Regulatory Milestone Payment being so deferred (the “Promissory Note”). Any Regulatory Approval Payment deferred under this Section 5.4.1 shall bear interest at an annual rate of eight percent (8%) on a daily compounded basis until paid in full. For avoidance of doubt, any failure to make such Regulatory Approval Payment that is deferred as set forth in this Section 5.4.1 by the end of the applicable [ * ] period shall be a material breach of this Agreement subject to Section 13.2.

5.4.2

Acceleration. Notwithstanding Section 5.4.1, if Iterum has elected to defer the payment of a Regulatory Approval Payment pursuant to Section 5.4.1, and if the first Change of Control of Iterum occurs during the two (2) year period described

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in Section 5.4.1, Pfizer, may in its sole discretion and at its sole option, declare any Regulatory Approval Payments deferred by Iterum under Section 5.4.1 to be immediately due and payable, together with all interest thereon accruing under this Agreement. Upon written notice from Pfizer to Iterum of such declaration, such deferred Regulatory Approval Payments and all interest thereon accruing shall become due and payable within [ * ] after Iterum’s receipt of such notice, without other formalities of any kind.

5.5	Sales Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Iterum shall pay to Pfizer the following one-time payments when cumulative Net Sales of all Products [ * ] and all Products [ * ] in the Territory first exceed the respective thresholds indicated below during a Calendar Year (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

SALES MILESTONE	Payment for Products [ *]	Payment for Products [ *]
(1) cumulative Net Sales of Products first exceed [ *] during a Calendar Year	US$[*]	US$[*]
(2) cumulative Net Sales of Products first exceed [ *] during a Calendar Year	US$[*]	US$[*]
(3) cumulative Net Sales of Products first exceed [ *] during a Calendar Year	US$[*]	US$[*]
(4) cumulative Net Sales of Products first exceed [ *] during a Calendar Year	US$[*]	US$[*]

Iterum shall make any Sales Milestone Payment payable within [ * ] after the end of each applicable Calendar Quarter in which (a) aggregate Net Sales of all Products [ * ] first reach the applicable threshold and (b) aggregate Net Sales of all Products [ * ] first reach the applicable threshold, and such payment shall be accompanied by a report identifying, on a country-by-country basis, the Net Sales of the applicable Products and the amount payable to Pfizer under this Section 5.5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For the avoidance of doubt, each Sales Milestone Payment shall be payable only once upon the first occurrence of the corresponding Sales Milestone by all Products [ * ] and by all Products [ * ], such that the total amount payable under this Section 5.5 will not exceed US$[ * ].

5.6	Royalty Payments. In consideration of the licenses and rights granted to Licensee hereunder, Iterum shall pay to Pfizer royalties in the amount of the marginal royalty rates (set forth below) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each Calendar Year (collectively, “Royalties”).

NET SALES PER PRODUCT	Marginal royalty rate
(1) Net Sales up to and including [ * ] per Calendar Year	[ * ] %
(2) Net Sales above [ * ], up to and including [ * ] per Calendar Year	[ * ] %
(3) Net Sales above [ * ], up to and including [ * ] per Calendar Year	[ * ] %
(4) Net Sales above [ * ], up to and including [ * ] per Calendar Year	[ * ] %
(5) Net Sales above [ * ] per Calendar Year	[ * ] %

Each marginal royalty rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given Calendar Year that falls within the indicated range. Iterum shall pay to Pfizer the applicable Royalties within [ * ] following the end of each Calendar Quarter after the date of First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during each Calendar Quarter of the applicable Royalty Term for each Product. All Royalty payments shall be accompanied by a report that includes reasonably detailed information, on a country-by-country basis, regarding a total [ * ] calculation of Net Sales of Product (including all deductions) and all Royalties payable to Pfizer for the applicable Calendar Quarter (including any foreign exchange rates employed). Iterum acknowledges and agrees that royalty payments made under this Agreement in the absence of a Valid Claim covering a Product are in partial consideration for all other rights and licenses granted to Licensee under this Agreement.

5.7	Royalty Adjustment.

5.7.1	Royalty Floor. In no event shall net adjustments reduce the Royalties payable to Pfizer to less than [ * ] of such Net Sales for any Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.7.2	Responsibility for Payments in Respect of Third Party Right. Subject to Section 5.7.1, in the event that Iterum reasonably determines that it is necessary or useful to obtain rights under a Patent Right held by one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Product in any country, then Iterum may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as a “Third Party License”). Iterum may credit [ * ] of the [ * ] in the relevant country paid under such Third Party Licenses on Net Sales in any country against the royalties payable under Section 5.6 on such Net Sales if, and only if, such Third Party License is Necessary. As used in this Section 5.7.2, “Necessary” means (a) [ * ], and (b) [ *].

For example, if Iterum is required to pay Pfizer [ * ] under this Agreement and Iterum is also required to pay [ * ] and [ * ]. If Iterum is subsequently required to obtain a second Third Party License and is required to pay [ * ].

5.7.3	Generic Entry. Subject to Section 5.7.1, any royalty payments owed with respect to Net Sales of a Product in a country pursuant to Section 5.6 shall be reduced by [ * ] beginning in any Calendar Quarter and for the remainder of the applicable Royalty Term, if at any time a Generic Product achieves more than a [ * ] market share by unit volume of combined unit sales of such Product and such Generic Product(s) in the corresponding Calendar Quarter in such country.

5.8	Transaction Completion Payment.

5.8.1	Iterum shall pay to Pfizer a one-time, non-refundable and non-creditable payment of [ * ] upon the earlier to occur of either of the following: (a) Iterum completes its first Change of Control prior to the IPO, the Return to Preferred Investors (based on Adjusted Payments actually received) is greater than or equal to [ * ], and the sum of all Adjusted Payments actually received equals or exceeds [ * ], or (b) Iterum actually receives, under a transaction to sublicense or divest to a Third Party any rights related to a Product (excluding to a CMO or CRO), a cumulative sum of all Sublicensing Income received, during the first [ * ] following the closing of such transaction, in an amount greater than [ * ] (such [ * ] payment in (a) or (b), the “Transaction Completion Payment”). For clarity, (i) should Iterum complete its IPO prior to the occurrence of the first Change of Control of Iterum, no Transaction Completion Payment would be owed upon completion of such Change of Control under clause (a) of this Section 5.8.1 and (ii) the Transaction Completion Payment shall be payable only once under this Section 5.8.1.

5.8.2	Such payment shall be accompanied by a report that includes (a) for a Change of Control transaction, a calculation of the Return to Preferred Investors, or (b) for a transaction to sublicense or divest to a Third Party, a calculation of all such Sublicensing Income actually received by Iterum.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.8.3	For a Transaction Completion Payment due under clause (a) of Section 5.8.1, Iterum or its Affiliate shall make such Transaction Completion Payment within [ *] following (i) the closing of Iterum’s first Change of Control, if the Adjusted Payments actually received at such closing cause clause (a) of Section 5.8.1 to be satisfied, or (ii) the subsequent receipt of any Adjusted Payments that cause clause (a) of Section 5.8.1 to be satisfied, if not satisfied previously based on previously received Adjusted Payments, as applic0able.

5.8.4	For any Transaction Completion Payment due as a result of a sublicense or divestiture under clause (b) of Section 5.8.1, Iterum or its Affiliate shall make such Transaction Completion Payment within [ * ] following the receipt of any amount of Sublicensing Income where the cumulative sum of all Sublicensing Income received after the receipt of such amount exceeds [ * ].

5.9	IPO Participation.

5.9.1	Pfizer shall have the right to submit to the managing underwriter(s) in Parent’s (or, if applicable, an Affiliate of Parent (with all references to the definition of IPO being deemed to be the initial public offering of such Affiliate and with all references to “Parent” in Section 5.9 being deemed to reference such “Affiliate”)) initial public offering (“IPO”), at least [ * ] prior to the date of the final prospectus for the IPO, a non-binding indication of interest (the “Indication of Interest”) to participate in the IPO by purchasing that number of ordinary shares of Parent (“Ordinary Shares”) equal to the greater of (a) [ * ] or (b) [ * ]. If the Indication of Interest is delivered by Pfizer at least [ * ] prior to the date of the final prospectus for the IPO, Parent shall use its commercially reasonable efforts (which must include, but is not limited to, [ * ]) to cause the managing underwriter(s) of the IPO to offer to Pfizer the right to purchase, subject to the same conditions as are applicable to the public in the IPO, the Pfizer IPO Shares at a price per share equal to the Public Offering Price. Pfizer may apportion such Pfizer IPO Shares in such proportion as it deems appropriate, among itself and its Affiliates.

5.9.2

Pfizer hereby acknowledges that the managing underwriter(s) of the IPO may determine in its or their sole discretion that it is not advisable to make available to Pfizer some or all of Pfizer IPO Shares, in which case the number of Pfizer IPO Shares may be reduced or no Pfizer IPO Shares may be designated. If the managing underwriter reduces, or does not make available to Pfizer, the Pfizer IPO Shares in the IPO, Parent shall notify Pfizer of its right to purchase in a concurrent private placement offering Ordinary Shares at the Public Offering Price (the “Private Placement”). The number of Ordinary Shares offered by Parent in such Private Placement shall equal the difference of (A) [ * ] minus (B) [ * ]. Pfizer may in its sole discretion exercise its right to purchase such Ordinary Shares in the Private Placement within [ * ] following delivery of notice by Parent containing the terms and conditions of such Private Placement purchase. The closing of the IPO shall be a condition to the closing of such Private Placement. Notwithstanding the foregoing, Parent’s obligation to offer Pfizer the option to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

participate in the Private Placement shall be subject to the determination by Parent, in good faith, after consultation with Parent’s legal counsel, that such offer or sale would not be in violation of Applicable Laws. In the event that Parent determines the offering as set forth above in this Section 5.9.2 to not be in compliance with Applicable Laws, the Parties will work in good faith to structure a sale of securities to Pfizer in a manner that is compliant with Applicable Laws to effect the intent of this Section 5.9.2.

5.9.3	Pfizer agrees to execute and deliver such other agreements as may be required of all participants in the IPO or Private Placement or as may be deemed reasonably necessary by the managing underwriter(s) of the IPO or Parent, as applicable, including, without limitation, a “lock-up” agreement, provided, that all officers and directors of Parent and holders of at least one percent (1%) of Parent’s voting securities are bound by and have entered into similar agreements. The holders of all shares subject to such restriction agreements shall be pro rata released from any such lock-up period if any other locked-up party is released from such restriction.

5.9.4	Subject to Pfizer’s election to participate in the IPO in Section 5.9.1 or the Private Placement in Section 5.9.2, the rights and obligations described in this Section 5.9 shall terminate and be of no further force and effect on the earlier of (i) immediately following the closing of the IPO, (ii) a Change of Control of Iterum and (iii) termination of this Agreement.

5.10	Other Payments. Iterum shall pay to Pfizer any other amounts due under this Agreement within [ * ] following receipt of invoice.

5.11	Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at six percent (6%) above the thirty (30) day U.S. Dollar LIBOR rate effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.12	Currency. Any payments under this Section 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

5.13	Method of Payment. All payments from Iterum to Pfizer shall be made by wire transfer via immediately available funds in U.S. Dollars to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Iterum at least [ * ] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Bank Name:	[ * ]
Bank Country:	[ * ]
Bank Address:	[ * ]
Bank Account Number:	[ * ]
Routing / ABA Number	[ * ]

5.14	Taxes.

5.14.1	General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Iterum to Pfizer pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Iterum shall deduct and withhold the amount of such taxes for the account of Pfizer to the extent required by Applicable Law and such amounts payable to Pfizer shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer in accordance with this Agreement. To the extent that Iterum is required to deduct and withhold taxes on any payments under this Agreement, Iterum shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim such payments of taxes. Pfizer shall provide any tax forms to Iterum that may be reasonably necessary in order for Iterum not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.14.2	Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.14.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.14.3	Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Iterum to Pfizer under this Agreement.

RECORDS; AUDIT RIGHTS.

6.1	Relevant Records. Iterum shall maintain accurate financial books and records pertaining to sale of the Product by Iterum, its Affiliates or sublicensees, including any and all calculations of the applicable fees (collectively, “Relevant Records”). Iterum shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [ * ] following expiration or termination of this Agreement.

6.2	Audit Request. Pfizer shall have the right during the term of this Agreement and for [ * ] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Iterum to examine the Relevant Records from time-to-time during the [ * ] period after the end of the Calendar Year to which such records pertain, but no more frequently than once every [ * ], as may be necessary to verify compliance of the payments made by Iterum with the terms of this Agreement. Such audit shall be requested in writing at least [ * ] in advance, and shall be conducted during Iterum’s normal business hours and otherwise in a manner that minimizes any interference to Iterum’s business operations. Such auditor shall enter into a reasonable and customary confidentiality agreement with Iterum and shall not disclose Iterum’s confidential information to Pfizer, except to the extent such disclosure is necessary to verify the accuracy of the payments made by Iterum to Pfizer. Upon completion of the audit, the auditor shall provide both Pfizer and Iterum with a written report disclosing whether the reports submitted by Iterum are correct or incorrect, whether the royalties paid are correct or incorrect and, in each case, the specific details concerning any discrepancies. No other information shall be provided to Pfizer.

6.3	Audit Fees and Expenses. Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Iterum of more than [ * ] as to the period subject to the audit, Iterum shall reimburse Pfizer for any reasonable and documented out-of-pocket costs and expenses of the audit within [ * ] after receiving invoices thereof, and notwithstanding the provisions of Section 6.2, Pfizer shall have the right to examine the Relevant Records of Iterum up to once every [ * ] for the [ * ] period following the audit revealing such underpayment.

6.4	Payment of Deficiency. If any audit establishes that Iterum underpaid any amounts due to Pfizer under this Agreement, then Iterum shall pay Pfizer any such deficiency within [ * ] after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.11. If any audit establishes that Iterum overpaid any amounts, then Pfizer shall refund such overpayment to Iterum within [ * ] after receipt of written notice thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INTELLECTUAL PROPERTY RIGHTS.

7.1	Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

7.2	Developed IP. As between the Parties, Iterum shall own all rights, title and interests in and to any Developed IP.

7.3	Inactive Patents. With respect to the cases that are designated by Pfizer as “Inactive” in the column labeled “Status” in Schedule 1.54, such cases [ * ]. [ * ].

7.4	Patent Prosecution.

7.4.1	Patent Prosecution and Maintenance. Subject to Pfizer’s rights set forth in Section 7.4.3 below, and immediately upon Pfizer’s transfer of the documentation described in this Section 7.4.1 related to the Licensed Patent Rights, Licensee will be responsible for prosecuting (including in connection with any reexaminations, reissues, interferences, inter partes review and the like) and maintaining in the Territory the Licensed Patent Rights in Pfizer’s name, using as of the Effective Date, (a) Cooley LLP as its lead patent counsel, (b) Shusaku Yamamoto as its Japanese patent counsel and (c) Cooley LLP as its annuity service provider. Pfizer will, within [ * ] of the Effective Date of this Agreement, (i) provide to Cooley LLP the file wrappers of the Licensed Patent Rights to the extent in Pfizer’s possession, and (ii) instruct Pfizer’s agents in writing (except in the U.S. and Japan) that they may communicate with and act on instructions from Licensee or its patent counsel regarding the Licensed Patent Rights (including instructions to provide file wrappers of any Licensed Patent Rights to Licensee or Licensee’s patent counsel), the costs and expenses for such actions to be billed solely and directly to Licensee or its patent counsel. Licensee will provide advance notice to Pfizer of any substitution of patent counsel or annuity service provider and will inform Pfizer in advance of any addition of patent counsel or agents during the Term. Pfizer shall not unreasonably withhold or delay consent to such substitution or addition (provided that a failure of Pfizer to object to such substitution or addition within [ * ] of such notice will be deemed consent). Licensee’s patent counsel and agents shall in good faith confer with Pfizer’s patent counsel to reasonably represent the interests of both Licensee and Pfizer in accordance with the Parties’ rights and obligations under this Section 7; provided that, should any conflict arise, Licensee may retain its patent counsel and agents for Licensee’s benefit and Pfizer may employ other unconflicted counsel to represent Pfizer’s interests. Pfizer will provide to such counsel powers of attorney, appointments of agent, and the like as needed to effectuate the purposes of this Section 7.4. As between the Parties, Licensee shall be responsible for one hundred percent (100%) of all out-of-pocket costs and expenses it incurs pursuant to this Section 7.4.1 (including patent office fees and other Third Party fees and costs) in prosecuting and maintaining the Licensed Patent Rights in the Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Before each submission is filed in connection with a reexamination, reissue, interference, inter partes review, revival or other like matter, Licensee will provide Pfizer a reasonable opportunity (of at least [ * ], unless the due date for response to a patent office action or communication is less than [ * ] from its receipt by the patent counsel with whom the authority issuing the action or communication corresponds on such actions) to review and comment on such proposed submissions, and Licensee will reasonably consider any comments provided by Pfizer to Licensee. Licensee will keep Pfizer reasonably informed of the status of the Licensed Patent Rights by timely advising Pfizer of payment of maintenance fees, by timely providing Pfizer with copies of any significant communications relating to such Licensed Patent Rights that are received from any Patent Office or any Third Party, and by providing status reports upon Pfizer’s reasonable request.

7.4.2	Assistance.

(a) As reasonably requested by Licensee in writing, Pfizer will reasonably cooperate, [ * ], in assisting and facilitating Licensee’s efforts to prosecute, revive and maintain the Licensed Patent Rights pursuant to Section 7.4.1, [ * ].

(b) As reasonably requested by Licensee in writing, Pfizer shall cooperate in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patent Rights in all jurisdictions where such protection is afforded. Licensee shall reimburse Pfizer’s reasonable, documented, out-of-pocket costs incurred to provide such cooperation as requested by Licensee in writing. As between the Parties, Licensee shall be responsible for one hundred percent (100%) of all out-of-pocket costs and expenses (including patent office fees and other Third Party fees and costs) incurred in filing, prosecuting and maintaining such patent term restorations, supplementary protection certificates or their equivalents, and patent term extensions for the Licensed Patent Rights pursuant to this Section 7.4.2(b).

(c) As reasonably requested by Pfizer in writing, Licensee shall cooperate in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patent Rights in jurisdictions where such protection is afforded, provided, however, that if Licensee is seeking to extend a Patent Right (including a Licensed Patent Right) other than any Licensed Patent Right Pfizer has requested to extend, then

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensee shall not be required to seek to obtain (or cooperate with Pfizer in seeking to obtain) to extend any Licensed Patent Right at Pfizer’s request if in Licensee’s reasonable legal determination such Licensed Patent Right may not be extended under Law without limiting Licensee’s right to extend any other Patent Right. Licensee shall inform Pfizer of all Regulatory Approvals of Products in time for Pfizer to request, and Licensee to cooperate in preparing and filing, applications for such patent term restoration, supplementary protection certificate, or equivalent type protection. As between the Parties, Licensee shall be responsible for one hundred percent (100%) of all out-of-pocket costs and expenses (including patent office fees and other Third Party fees and costs) incurred in filing, prosecuting and maintaining such patent term restorations, supplementary protection certificates (or equivalents thereof), and patent term extensions for the Licensed Patent Rights pursuant to this Section 7.4.2(c).

7.4.3	Failure to Prosecute or Maintain. In the event Licensee elects to forgo filing, prosecution, revival, or maintenance of any of the Licensed Patent Rights, or otherwise elects to terminate its license to any Licensed Patent Rights, Licensee shall notify Pfizer in writing of such election (“Election Notice”). Other than with respect to the Inactive Cases, if there exists an action due for the Licensed Patent Right, then Licensee shall communicate the Election Notice to Pfizer either (a) at least [ * ] prior to the filing or payment due date, or other due date that requires action or (b) if such due date requiring action is less than [ * ], then at least [ * ] of the time remaining for response or taking action following receipt of the requirement for action by Licensee’s patent counsel with whom the authority issuing the requirement corresponds. Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file, revive, or to continue the prosecution or maintenance of such Patent Right in Pfizer’s name using counsel of its own choice and at its own expense, in which case, as of the date Licensee provides Pfizer such Election Notice, the license granted in Section 2.1 with respect to such patent rights shall become non-exclusive and non-sublicensable (to the extent licensee has not sublicensed such Patent Right prior to providing such Election Notice), and Licensee will have no further rights and Pfizer will have no further obligations to Licensee, in respect of the filing, maintenance or enforcement of such Patent Right under Section 7 or Section 8 hereto.

7.4.4	Restriction on Pfizer’s Ability to Prosecute and License. To the extent any national or regional Patent Rights other than those listed in Schedule 1.54 exist in the same family as a Licensed Patent Right, Pfizer will not, and will have no obligation to, seek to prosecute, maintain or revive, or license to any Person any rights under, any such Patent Rights.

7.5	Trademark Creation and Production. To the extent that Compounds or Products developed under this Agreement will be commercialized in any country in the Territory, Iterum shall be responsible for creating trademark(s) or logo(s) associated with Compounds or Products and securing trademark protection in each country where Compounds or Products will be commercialized. Iterum shall not incorporate, in whole or part, its corporate name or logo, into the trademark(s) or logo(s) for Products or Compounds.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INFRINGEMENT; MISAPPROPRIATION.

8.1	Notification. Each Party will promptly notify the other Party in writing of any (i) actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively or (ii) declaratory judgment action against any Licensed Patent Right in the Territory in connection with any infringement described in clause (i) (any of (i) or (ii) constituting a “Third Party Infringement”).

8.2	Infringement Action.

8.2.1	Right of First Enforcement.

(a) Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement within the scope of its exclusive license and may name Pfizer as a party for standing purposes. Prior to commencing any such action, Licensee shall consult with Pfizer and shall give due consideration to Pfizer’s recommendations regarding the proposed action. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer, which shall not be unreasonably withheld or delayed, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

(b) If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist, or fails or refuses to initiate an infringement action by the earlier of (i) [ * ] following Licensee’s receipt of notice of the alleged infringement or (ii) [ * ] before the expiration date for filing such actions, then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

8.2.2	Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. If Licensee institutes an action or proceeding, any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Licensee; provided, however, [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIALITY.

9.1	Definition. “Confidential Information” of a Party means (i) the existence, terms and provisions of this Agreement and (ii) all other proprietary information and data of a financial, commercial or technical nature that such Party or any of its Affiliates has supplied or otherwise made available to the other Party or any of its Affiliates, which are disclosed in writing, visually, electronically or if disclosed orally, summarized in writing and provided to the other Party within [ * ] after such disclosure. Subject to the terms of this Agreement, all Licensed Know-How shall be considered Pfizer’s Confidential Information. All Developed IP shall be considered Iterum’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

9.2	Obligations. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party shall not use the other Party’s Confidential Information for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder). The receiving Party may disclose Confidential Information to its and its Affiliates’ respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, banks, acquirers and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement (except, as reasonable and customary under the circumstances of such disclosure, that the term may be shorter than [ * ], but in no event less than [ * ]). All obligations of confidentiality and non-use under this Agreement shall survive expiration or termination of this Agreement for a period of [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.3	Exceptions.

9.3.1	Disclosure Required by Law. Notwithstanding the restrictions set forth in this Section 9 and Section 14.2, the receiving Party shall have the right to disclose Confidential Information of the disclosing Party to the extent required (A) to file and prosecute Licensed Patent Rights in accordance with Section 7.4 (including such disclosure being subject to the comment rights afforded to the non-prosecuting Party under Section 7.4) or (B) under Applicable Laws or a court order or other governmental order, including regulations applicable to the public sale of securities, provided that in case (B) the receiving Party: (i) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure, to the extent practicable, and (iii) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

9.3.2	Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments, Royalties and Transaction Completion Payment payable hereunder, Pfizer may disclose to a Third Party Confidential Information of Iterum to the extent necessary in connection with any such proposed assignment, provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4	Right to Injunctive Relief. Each Party agrees that breaches of this Section 9 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

REPRESENTATIONS, WARRANTIES AND COVENANTS.

10.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1	it is a corporation or company, as applicable, duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

10.1.2	it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.1.3	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

10.1.4	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained (other than Regulatory Approvals to be obtained during the Term); and

10.1.5	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2	Representations and Warranties by Pfizer. Pfizer represents and warrants to Licensee as of the Effective Date that:

10.2.1	Pfizer (or one or more of its Affiliates) is or are the sole owner of the entire right, title and interest in and to the Licensed Technology ([ * ]), free and clear from any liens, mortgages, security interests or other encumbrances;

10.2.2	Pfizer has the right to grant the licenses and other rights purported to be granted to Licensee under this Agreement ([ * ]);

10.2.3	Pfizer, [ * ], has not received any written notice from any Third Party asserting or alleging that any research, manufacture, use or development of any Compounds by Pfizer or its Affiliates infringed the Patent Rights of such Third Party; and

10.2.4	there is, [ * ], no ongoing or threatened litigation involving any of the Active Cases in the Licensed Patent Rights; as used herein, “Active Cases” means cases that are designated by Pfizer as “Granted” in the column labeled “Status” in Schedule 1.54.

10.3	Representations, Warranties and Covenants by Iterum.

10.3.1	Iterum covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder;

10.3.2	Iterum covenants to Pfizer that [ * ]; and

10.3.3	Iterum covenants to Pfizer that is shall use its Commercially Reasonable Efforts to execute the Development Plan on the timeline set forth therein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.4	No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to violate any Applicable Law.

10.5	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, [ * ].

INDEMNIFICATION.

11.1	Indemnification by Iterum. Iterum agrees to indemnify, hold harmless and defend Pfizer and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Pfizer Indemnitees”), from and against any Claims by a Third Party against a Pfizer Indemnitee to the extent arising or resulting from: (a) the Development of a Compound or Product by Iterum, its Affiliates, subcontractors or sublicensees, (b) the Commercialization of a Compound or Product by Iterum, its Affiliates, subcontractors or sublicensees, (c) the gross negligence, recklessness or wrongful intentional acts or omissions of Iterum, its Affiliates, subcontractors or sublicensees, (d) breach by Iterum of any representation, warranty or covenant as set forth in this Agreement or (e) breach by Licensee of the scope of the license set forth in Section 2.1, except in each case (a)-(e) to the extent such Claim arises or results from (i) the negligence, recklessness or wrongful intentional acts or omissions of any Pfizer Indemnitee or (ii) breach by Pfizer of any representation, warranty or covenant as set forth in this Agreement. As used herein, “Claims” means collectively, any and all demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees). Without limiting the foregoing, Iterum further agrees to indemnify, hold harmless and defend Pfizer Indemnitees from and against (a) [ * ] and (b) [ * ], except to the extent that such Claim arose or resulted from the gross negligence or willful misconduct by any Pfizer Indemnitee.

11.2	Indemnification by Pfizer. Pfizer agrees to indemnify, hold harmless and defend Iterum and its Affiliates, and their respective officers, directors, employees, contractors, sublicensees, agents and assigns (collectively, “Iterum Indemnitees”), from and against any Claims by a Third Party against an Iterum Indemnitee to the extent arising or resulting from (a) the gross negligence, recklessness or wrongful intentional acts or omissions of Pfizer or its Affiliates or (b) the breach by Pfizer of any representation, warranty or covenant as set forth in this Agreement, except in each case (a) and (b) to the extent such Claim arises or results from (i) the negligence, recklessness or wrongful intentional acts or omissions of any Iterum Indemnitee or (ii) breach by Iterum of any representation, warranty or covenant as set forth in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.3	Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) pursuant to this Agreement, the Indemnitee shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the Indemnitee’s rights or obligations. Further, the Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

LIMITATION OF LIABILITY.

12.1	Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 9 OR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.2	Liability Cap. IN NO EVENT SHALL [ * ] LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER [ * ] HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE); PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT [ * ] LIABILITY FOR DAMAGES RESULTING FROM ANY FRAUD OF [ * ] THAT OCCURRED PRIOR TO OR ON THE EFFECTIVE DATE. “Cap” means the greater of (a) [ * ] or (b) [ * ]. “Fees” means collectively, the [ * ].

TERM; TERMINATION.

13.1	Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon the expiration of the last-to-expire Royalty Term. Upon such expiration, the license granted by Pfizer to Licensee under Section 2.1 shall become [ * ], fully-paid, royalty free, perpetual and irrevocable.

13.2

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [ * ] of receiving notice thereof; provided, however, [ * ]. Any termination by a Party under this Section 13.2 shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, [ * ]. Notwithstanding the foregoing, Pfizer’s right to terminate this Agreement for Iterum’s uncured material breach of its obligations in Section 4.2 shall be as follows: if such uncured breach is (a) with respect to [ * Pfizer shall have the right to terminate this Agreement in its entirety; (b) only in [ * ], but (i) Iterum * ], then Pfizer’s right to terminate this Agreement shall be limited only to [ * ], and the consequences of such termination, as set forth in Section 13.5.2, shall be limited only to [ * ]; or (ii) in the event that Iterum [ * ], Pfizer shall have the right to terminate this Agreement in its entirety]; and (c) [with respect to [ * ], but (i) Iterum can [ * ], then Pfizer’s right to terminate shall be limited only to [ * ], and the consequences of such termination, as set forth in Section 13.5.2, shall be limited only to [ * ], or (ii) in the event that Iterum [ * ], Pfizer shall have the right to terminate this Agreement in its entirety.

13.3	Termination for a Bankruptcy Event.

13.3.1	Termination Rights. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [ * ] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.3.2

Rights to Intellectual Property. All rights and licenses granted under or pursuant to this Agreement under Section 2.1, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by Pfizer in any bankruptcy proceeding by or against Pfizer under the U.S. Bankruptcy Code, (a) Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it upon Licensee’s written request therefore, and (b) Pfizer shall not interfere with Licensee’s rights to intellectual property and all embodiments of intellectual

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

property, and shall assist and not interfere with Licensee in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, filings with Regulatory Authorities and related rights, and Licensed Technology.

13.4	Termination for Convenience. After the first anniversary of the Effective Date, Iterum shall have the right to terminate this Agreement for convenience upon [ * ] prior written notice to Pfizer.

13.5	Effects of Termination.

13.5.1	Termination by Iterum for Cause or Bankruptcy Event. In the event that Iterum terminates this Agreement pursuant to Section 13.2 or Section 13.3, the following shall apply:

(a) Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Licensee pursuant to Section 2.1.

(b) Iterum Inventory. Iterum shall have the right to sell its remaining inventory of Product so long as Iterum has fully paid, and continues to pay when due, all Royalties and Milestone Payments owed to Pfizer, and Iterum is otherwise not in material breach of this Agreement.

13.5.2	Termination by Pfizer for Cause or Bankruptcy Event; Termination by Iterum for Convenience. In the event that Pfizer terminates this Agreement pursuant to Section 13.2 or Section 13.3, or Iterum terminates this Agreement pursuant to Section 13.4, the following shall apply, with respect to [ * ], if this Agreement is terminated under Section 13.2 with respect to [ * ], and otherwise with respect to [ * ]:

(a) Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease.

(b) Licenses. Pfizer shall have a perpetual, irrevocable, fully-paid up, royalty-free exclusive right and license, with the right to grant sublicenses, under the Developed IP, as it exists as of the effective date of termination, to use, Develop, Commercialize and Manufacture Compounds and Products.

(c) Transition. During the notice period provided in Section 13.2 or Section 13.4, as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Section 13.3, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(c).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(i) Continued Development. At Pfizer’s request and expense, Iterum shall continue on-going Development for a mutually agreed-upon period following termination of this Agreement, which period shall be at least [ * ] but not be less than [ * ] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a Clinical Trial initiated by Iterum, Iterum shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii) Technology Transfer. At Pfizer’s request, Iterum shall make available to Pfizer all currently available records and data which exist and are Controlled by Iterum as of the effective date of termination and are necessary or useful for Pfizer to continue using, Developing, Commercializing and Manufacturing the Product.

(iii) Regulatory Matters. At Pfizer’s request, Iterum shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Iterum with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Iterum shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Iterum shall make available to Pfizer copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Iterum to Pfizer.

(iv) Trademarks. Pfizer shall have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license in the terminated countries to use the trademarks associated with a Product (excluding any trademarks that include, in whole or part, any corporate names or logos of Iterum or its Affiliates or sublicensees) solely as necessary for the purpose of using, Developing, Commercializing and Manufacturing the Product. Pfizer shall have a transitional license to use trademarks, corporate names, logos and promotional materials of Iterum, its Affiliates or sublicensees for the time period necessary for Pfizer, its Affiliates or sublicensees to sell down any stock of Products existing or in process as of the effective date of such termination and solely as necessary for the purpose of using, Developing, Commercializing and Manufacturing the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(v) Inventory and Supply. At Pfizer’s request Iterum shall transfer to Pfizer (or its designee) all Product, components and in-process inventory produced or held by Iterum with respect to the Manufacture of Products. At Pfizer’s request, if Licensee has sublicensed to a CMO to Manufacture the Product, Licensee shall promptly assign such Sublicense to Pfizer if specific to the terminated countries, or at Pfizer’s request if this Agreement is terminated in its entirety, Iterum shall continue to Manufacture or have Manufactured the Product for a period of not less than [ * ], including, [ * ]. Pfizer shall pay to Iterum [ * ] of manufacturing associated with inventory and Product received by Pfizer pursuant to this Section 13.5.2(c)(v).

(vi) Third Party Agreements. At Pfizer’s request, to the extent Iterum is able to do so, Iterum shall assign or sublicense to Pfizer (or its designee) any agreements with Third Parties to the extent solely related to the Development, Commercialization and Manufacture of the Product in the terminated countries. With respect to any agreements with Third Parties that Iterum is not able to assign or sublicense to Pfizer, Iterum shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

(d) Iterum Inventory. In the event that Iterum terminates this Agreement pursuant to Section 13.4 and Pfizer elects not to initiate transition activities pursuant to Section 13.5.2(c), Iterum shall have the right to sell its remaining inventory of Product so long as Iterum has fully paid, and continues to pay when due, all Royalties and Milestone Payments owed to Pfizer, and Iterum is otherwise not in material breach of this Agreement.

13.5.3	Sublicense Survival Upon Termination by Pfizer for Cause or Bankruptcy Event. In the event that Pfizer terminates this Agreement pursuant to Section 13.2 or Section 13.3, each Sublicense granted by Licensee pursuant to Section 2.2 will, upon request by the applicable sublicensee, survive the termination of this Agreement as a direct license from Pfizer, under the terms of this Agreement applicable to the scope of such Sublicense, on the condition that (i) the sublicensee is not then in breach of its Sublicense and (ii) the sublicensee cures the material breach by Iterum, if such breach is a failure to pay any amounts due, and with respect to all other breaches, if such breach is applicable to the scope of the license granted to the sublicensee, within [ * ] following the termination of this Agreement or such longer period agreed by Pfizer and the applicable sublicensee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.6	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 6 (Records; Audit Rights), 7.1 (Pre-existing IP), 7.2 (Developed IP), 9 (Confidentiality), 10.5 (No Other Warranties), 11 (Indemnification), 12 (Limitation of Liability), 13.5 (Effects of Termination), 13.6 (Survival), 14.2 (Press Releases), 15 (Iterum Insurance), 16 (Dispute Resolution), 17.1 (Assignment), 17.3 (Governing Law), 17.7 (Successors and Assigns), and 17.8 (Notices) shall survive expiration or termination of this Agreement.

PUBLICITY; PUBLICATIONS.

14.1	Use of Names. Subject to Pfizer’s rights pursuant to Section 13.5.2(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

14.2	Press Releases. The Parties agree that neither Party will issue a press release upon the execution of this Agreement. Thereafter, if either Party desires to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, or the terms hereof, it shall first obtain the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange (including filing a copy of this Agreement or any information related thereto) so long as the disclosing Party provides the other Party at least [ * ] prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange. It is understood and agreed that Iterum shall have all rights, subject to its obligations of confidentiality under Section 9, to issue press releases with respect to its business and the Development or Commercialization of Compounds or Products.

14.3

Publications. Pfizer shall not submit for publication or presentation, or publish or present, any academic, scientific or medical publication or presentation disclosing the Licensed Know-How (to the extent such Licensed Know-How is still Pfizer’s Confidential Information) without Iterum’s prior written consent, such consent not to be unreasonably withheld or delayed. During the Term, Iterum shall submit to Pfizer for review any proposed academic, scientific or medical publication or public presentation that contains Pfizer’s Confidential Information. Such review will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing Pfizer’s Confidential Information should be modified or deleted. Pfizer shall have the right to approve such proposed publications if such Pfizer’s Confidential Information relates to [ * ], such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

approval not to be unreasonably withheld or delayed. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to Pfizer no later than [ * ] before submission for publication or presentation (the “Review Period”). Pfizer shall provide its comments with respect to such publications and presentations within [ * ] of its receipt of such written copy. The Review Period may be extended for an additional [ * ] in the event Pfizer can, within [ * ] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Iterum will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions. For clarity, Iterum shall be free to publish and present all Developed IP generated by or on behalf of Iterum or its Affiliates or Partners under this Agreement without Pfizer’s review or approval (unless this Agreement has been terminated in any country or countries by Pfizer pursuant to Section 13.2 or by Iterum pursuant to Section 13.4, in which case Iterum shall obtain Pfizer’s prior written consent before such publication or presentation according to the procedures set forth in this Section 14.3 for publication or presentation of Pfizer Confidential Information).

ITERUM INSURANCE.

15.1	Insurance Requirements. Iterum will maintain during the Term and until the later of: (a) [ * ] after termination or expiration of this Agreement, or (b) [ * ], commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including, following Iterum’s initiation of a Clinical Trial of a Product, product liability or clinical trials, if applicable, with coverage limits of not less than [ * ] per occurrence and [ * ] in the aggregate. Iterum has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Iterum’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured (usually for US, Canada and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles for such insurance shall be assumed by Iterum.

15.2	Policy Notification. Iterum shall provide Pfizer with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Iterum shall provide that Pfizer shall be given at least [ * ] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DISPUTE RESOLUTION.

16.1	Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resorting to litigation or arbitration. In the event of any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”), upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Chief Executive Officer of Licensee, and if applicable, the Chief Executive Officer of Parent, and the Vice President, Pharmatherapeutics Research of Pfizer. If the matter is not resolved within [ * ] following the written request for discussions, either Party may then invoke the provisions of Section 16.2.

16.2	Arbitration. Any Disputes that are not settled under Section 16.1 shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association. The American Arbitration Association shall appoint an arbitrator who is neutral to the Parties.

GENERAL PROVISIONS.

17.1	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in the event of a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

17.2	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 16 does not intend to deprive any court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts of the Southern District of New York shall have non-exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

irrevocably: (a) submits to such non-exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum; (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party; and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.

17.4	Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Iterum, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.8	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Fax: 646-348-8157

Attention: General Counsel

If to Licensee:

Iterum Therapeutics International Limited

25-28 North Wall Quay

Dublin 1, Ireland

Fax: 1 353 649 2649

Attention: Company Secretary

If to Parent:

Iterum Therapeutics Limited

25-28 North Wall Quay

Dublin 1, Ireland

Fax: 1 353 649 2649

Attention: Company Secretary

17.9	Further Assurances. Iterum and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.10	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.11	Entire Agreement; Confidentiality Agreement.

17.11.1	This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, that certain Confidential Disclosure Agreement by and between Pfizer and Licensee dated December 10, 2014 (“CDA”), which is hereby terminated and of no further force and effect. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by Pfizer or its Affiliates pursuant to the CDA shall be considered Pfizer’s Confidential Information and subject to the terms set forth in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.11.2	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ITERUM THERAPEUTICS LIMITED

By:	/s/ Corey N. Fishman
Name:	Corey N. Fishman
Title:	Director

ITERUM THERAPEUTICS INTERNATIONAL LIMITED

By:	/s/ Corey N. Fishman
Name:	Corey N. Fishman
Title:	Director

PFIZER INC.

By:	/s/ Robert J. Smith
Name:	Robert J. Smith
Title:	Senior Vice President

[Signature Page to License Agreement]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.20: Scheduled Compounds

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.20 - 1

Schedule 1.53: Licensed Know-How

The following information will be transferred to Licensee pursuant to the terms of the Transfer Activities Plan set forth in Schedule 3.1. A detailed list of all the files being transferred will be provided at the time of transfer. For avoidance of doubt, the information in the files transferred to Licensee is Licensed Know-How subject to the terms of the Agreement. For the purposes of this Schedule 1.53, “NA” means not applicable.

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.54-1

Schedule 1.54: Licensed Patent Rights

Licensed Patent Rights for Sulopenem Prodrug Program:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.54-1

Schedule 3.1: Transfer Activities Plan

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3.1 - 1

Schedule 3.1

Attachment A

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3.1 - Attachment A-1

Schedule 4.7: Development Plan

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 4.7 -1

Schedule 5.4.1: Form of Promissory Note

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 5.4.1 -1

Schedule 10.3.2: Procedure for Processing Compounds

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 10.3.2 -1